Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
TECHNISCAN, INC.,
a Utah corporation,
CASTILLO, INC.,
a Delaware corporation,
TECHNISCAN ACQUISITION, INC.,
a Utah corporation,
and EMILIA OCHOA
October 9, 2009

i

ii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 9, 2009 (the “Execution Date”), is entered into by and among TECHNISCAN, INC., a Utah corporation (“TechniScan”), CASTILLO, INC., a Delaware corporation (“Parent”), TECHNISCAN ACQUISITION, INC., a Utah corporation, which is a wholly owned Subsidiary of Parent (“Merger Sub”) and EMILIA OCHOA, an individual (“Parent Shareholder”).
     WHEREAS, Parent is the sole shareholder of Merger Sub;
     WHEREAS, the Parent, as the sole shareholder of Merger Sub, and the boards of directors of each of Merger Sub and TechniScan (each a “Board”) have, pursuant to the Laws of their respective states of organization, declared that this Agreement is advisable, fair and in the best interests of their respective shareholders, and have approved this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into TechniScan in exchange for shares of Parent Common Stock (the “Merger”); and
     WHEREAS, the parties to this Agreement intend that the Merger will qualify as a transaction described in Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties have agreed not to take actions that would cause the Merger not to so qualify.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.
     1.1 Definitions. As used herein, the following terms shall have the following meanings:
     “Acquired Entity” means any of TechniScan or its Subsidiaries and “Acquired Entities” means TechniScan and its Subsidiaries, collectively.
     “Current SEC Reports” means the following SEC Reports of Parent: Annual Report on Form 10-K for the fiscal year ended December 31, 2008; Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009; and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009.
     “Dissenter’s Act” means Sections 16-10a-1301 - 1331 of the Utah Revised Business Corporation Act.
     “Employee Benefit Plans” means all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other employee benefit plans, policies, agreements or arrangements, including any bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, termination, severance, sick leave, vacation, loans, perquisites, salary continuation, health, disability, life insurance and educational assistance plans, policies, agreements or arrangements for the benefit of any current or former employees, officers, directors or managers of a Person. For the avoidance of doubt, “Employee Benefit Plans” do not include employee agreements.

     “Environmental Law” means any Law of any Governmental Authority in effect as of the Execution Date relating to pollution or protection of the environment, including Laws related to emissions, discharges, releases, or threatened releases of Hazardous Substances.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “GAAP” means accounting principles generally accepted in the United States of America, as in effect from time to time.
     “Governmental Authority” means any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality.
     “Hazardous Substances” means any substance, waste, contaminant, pollutant or material defined or regulated as toxic or as a pollutant, contaminant or waste, or words of similar meaning including petroleum or petroleum products, under any Environmental Law.
     “Immediate Family” with respect to a specified natural Person, means such Person’s spouse, parents and children, including adoptive relationships and relationships through marriage.
     “Indebtedness” of any Person means, without duplication (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business consistent with past practices); (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness; and (h) all guaranties in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.
     “Insolvent” means, with respect to any Person: (a) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total liabilities as they come due; (b) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (c) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature; or (d) such Person has unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted.
     “Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, patent term extensions, supplementary protection certificates, market or data exclusivities, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.
     “Knowledge,” with respect to: (a) TechniScan and/or the Acquired Entities, means the actual and imputed knowledge of David Robinson; and (b) Parent, means the actual and imputed knowledge of Emilia Ochoa; provided, that for purposes hereof, “imputed knowledge” means, with respect to any individual, the knowledge that an individual holding a similar office or position as such individual would reasonably be expected to have after a reasonable inquiry.
     “Law” means any federal, state or local law, statute, rule, regulation, judgment, decree, injunction, order, ordinance, code, regulation, arbitration award or other legally enforceable requirement of or by any Governmental Authority.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and including any lien or charge arising by Law.
     “Material Adverse Effect” means a material adverse effect on the operations, condition (financial or other), assets, liabilities, earnings, prospects or business of the Person affected or the ability of any Person to timely consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a “Material Adverse Effect” on or with respect to the Person affected: (a) any adverse change or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally; (b) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger or of the transactions contemplated hereby; or (c) the taking of any action contemplated by this Agreement and other agreements contemplated hereby. All references in this Agreement to a “Material Adverse Effect on TechniScan” shall mean a Material Adverse Effect on TechniScan and its Subsidiaries, taken as a whole and a “Material Adverse Effect on Parent” shall mean a Material Adverse Effect on Parent and Merger Sub, taken as a whole.
     “Organizational Documents” means the certificate of incorporation or articles of incorporation, as amended and/or restated, bylaws, as amended and/or restated and/or other organizational or governing documents of a Person, as the case may be, as each may be amended from time to time.
     “OTCBB” means the over-the-counter bulletin board market maintained by The Nasdaq Stock Market, Inc.
     “Parent Common Stock” means the common stock of Parent, par value $.001 per share.
     “Person” means all natural persons, corporations, business trusts, associations, unincorporated organizations, limited liability companies, partnerships and other entities and Governmental Authorities or any department or agency thereof.
     “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition) by or before any Governmental Authority or arbitrator.
     “SEC” means the U.S. Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other entity of which a Person, either alone or together with one or more other Subsidiaries: (a) directly or indirectly owns or controls securities or other interests representing more than fifty (50%) of the voting power of such entity; or (b) is entitled, by contract or otherwise, to elect, appoint or designate managers or directors constituting a majority of the managers or members of such entity’s board of directors or other governing body.
     “Tax” or “Taxes” means all taxes of any kind, and fees or other assessments in the nature of taxes, imposed by any Governmental Authority, and any and all interest, penalties and additions relating thereto. “Tax” or “Taxes” includes, without limitation, all add-on minimum, alternative minimum, capital stock, currency, customs, documentary, disability, employee, employer, environmental, estimated, excise, export, FICA, franchise, FUTA, gross receipts, income, import, natural resources, license, occupation, payroll, personal property, premium, real property, registration, sales, severance, social security, stamp, transfer, unemployment, use, value added, windfall profit and withholding taxes and duties. “Tax” or “Taxes” also includes any transferee or secondary liability for Taxes and any liability pursuant to an agreement or otherwise, including liability arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.
     “Tax Return” means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.
     “TechniScan Common Stock” means the Common Stock of TechniScan, par value $.001 per share.
     “Transaction Expenses” means all out-of-pocket fees and expenses (including legal and accounting fees and expenses) with respect to this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses relating to the preparation and filing of the Transaction Form 8-K.
     “Utah Act” means the Utah Revised Business Corporation Act.
     1.2 Additional Terms. Each of the following additional terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Articles of Merger	Section 2.3
Balance Sheet	Section 4.7(b)
Balance Sheet Date	Section 4.7(b)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Damages	Section 7.2(a)
Director Nominees	Section 6.3
Division	Section 2.3
Effective Time	Section 2.3
Exchange Ratio	Section 3.1(a)
Execution Date	Preamble
Merger	Recitals
Merger Shares	Section 5.4
Merger Sub	Preamble
Parent	Preamble

Term	Section
Parent Indemnified Party	Section 7.2(b)
Parent Related Person	Section 5.15
Parent Shareholder	Preamble
Permitted Liens	Section 4.11
Products	Section 4.25
Related Person	Section 4.21
TechniScan	Preamble
TechniScan Dissenting Shares	Section 3.5
TechniScan Financial Statements	Section 4.7
TechniScan Indemnified Party	Section 7.2(a)
TechniScan Intellectual Property	Section 4.10(a)
TechniScan Material Agreement	Section 4.9(a)
SEC Reports	Section 5.6
Surviving Entity	Section 2.1
Transaction Form 8-K	Section 6.2
ARTICLE II
THE MERGER
     2.1 Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with the provisions of the Utah Act, Merger Sub shall be merged with and into TechniScan. TechniScan shall continue as the surviving entity (the “Surviving Entity”) and the separate existence of Merger Sub shall cease.
     2.2 The Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, P.A., in Boca Raton, Florida on October 9, 2009, subject to the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself, but subject to the fulfillment or waiver of those conditions) or such other date as the parties may mutually determine (the “Closing Date”).
     2.3 Effective Time. Prior to the Closing, Parent, Merger Sub and TechniScan shall prepare, and, on the Closing Date, TechniScan shall file with the Department of Commerce, Division of Corporations and Commercial Code of the State of Utah (the “Division”), Articles of Merger (the “Articles of Merger”), and/or such other appropriate documents executed in accordance with the applicable provisions of the Utah Act and shall make all other filings or recordings required under the Utah Act to effect the Merger. The Merger shall become effective at such time as the Articles of Merger are filed with the Division on the Closing Date, or such other time and/or date specified in the Articles of Merger (the “Effective Time.”)
     2.4 Legal Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Utah Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of TechniScan and Merger Sub shall vest in the Surviving Entity.
     2.5 Articles of Incorporation and Bylaws of the Surviving Entity.
          (a) Articles of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or TechniScan, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Entity until thereafter amended in accordance with the Utah Act.

          (b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or TechniScan, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity until thereafter amended in accordance with the Utah Act and the Articles of Incorporation of the Surviving Entity.
     2.6 Directors and Officers of the Surviving Entity. The initial director and officer of the Surviving Entity shall be David Robinson, until his successor is duly elected or appointed and qualified.
ARTICLE III
MANNER OF CONVERTING SECURITIES
     3.1 Conversion of Shares in the Merger. Subject to the provisions of this Article III, at and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or TechniScan, or any of the shareholders of any of the foregoing, the outstanding securities of TechniScan and Merger Sub shall be converted as follows:
          (a) TechniScan Common Stock. Each share of TechniScan Common Stock issued and outstanding immediately prior to the Effective Time (other than TechniScan Dissenting Shares) shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, TechniScan or Merger Sub, cease to be outstanding and shall be converted into and exchanged for the right to receive one (1) validly issued, fully paid and nonassessable share of Parent Common Stock (the “Exchange Ratio”).
          (b) TechniScan Options. Each option to purchase shares of TechniScan Common Stock that is outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, TechniScan or Merger Sub, cease to be outstanding and shall be converted into and exchanged for an option to purchase an equivalent number of shares of Parent Common Stock pursuant to the terms of a stock option plan which shall be adopted by the Board of Parent to be effective as of the Effective Time.
          (c) Merger Sub Shares. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, TechniScan or Merger Sub, be converted into and represent the right to receive one (1) validly issued, fully paid and nonassessable share of the common stock, par value $.001 per share, of the Surviving Entity.
          (d) Parent Common Stock. Each share of Parent Common Stock owned by TechniScan shall, at the Effective Time, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
     3.2 Surrender and Exchange of TechniScan Securities. As soon as practicable after the Effective Time, Parent shall deliver to each record holder of TechniScan Common Stock a certificate (or evidence of shares in book-entry form) registered in the name of such TechniScan shareholder representing the number of shares of Parent Common Stock to which such holder is entitled under this Article III. As of the Effective Time, each share of TechniScan Common Stock (other than TechniScan Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall be deemed at and after the Effective Time to represent only the right to receive the consideration specified in this Article III, as applicable, for the TechniScan shareholder who is the holder thereof. Each TechniScan Dissenting Share shall be converted into the right to receive payment from the Surviving Entity with respect thereto in accordance with the provisions of the Dissenter’s Act.

     3.3 Transfer Books; No Further Ownership Rights in TechniScan Common Stock. All shares of Parent Common Stock issued in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the TechniScan Common Stock, and upon such issuance, such shares of Parent Common Stock shall have been duly authorized, validly issued and fully paid and nonassessable. At the Effective Time, the transfer books of TechniScan shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Entity of the TechniScan Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of TechniScan Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such interests, except as otherwise provided for herein or by applicable Law.
     3.4 No Fractional Shares for Parent Common Stock. No fraction of a share of Parent Common Stock (or evidence of such shares in book-entry form) shall be issued upon the exchange of a share of TechniScan Common Stock pursuant to this Article III, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Each holder of TechniScan Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent, in lieu of such fractional share, one share of Parent Common Stock.
     3.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of TechniScan Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by TechniScan shareholders properly exercising dissenter’s rights available under the Dissenter’s Act (the “TechniScan Dissenting Shares”) shall be converted into the right to receive payment from the Surviving Entity with respect thereto and shall not be converted into or be exchangeable for the right to receive shares of Parent Common Stock unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to payment under the Dissenter’s Act. TechniScan Dissenting Shares shall be treated in accordance with the Dissenter’s Act. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s TechniScan Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, shares of Parent Common Stock in accordance with the terms of this Article III. TechniScan shall give Parent: (a) prompt notice of any written demands for payment of any TechniScan Common Stock, attempted withdrawals of such demands and any other instruments, served pursuant to the Dissenter’s Act and received by TechniScan relating to rights to be paid the “fair value” of TechniScan Dissenting Shares, as provided in the Dissenter’s Act; and (b) the opportunity to participate in, and after the Closing, direct, all negotiations and Proceedings with respect to demands for appraisal under the Dissenter’s Act. TechniScan shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of TechniScan Common Stock. The Surviving Entity shall comply with all notice requirements under the Dissenter’s Act.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TECHNISCAN
     Except as set forth on the Disclosure Schedule delivered to Parent in connection with this Agreement, TechniScan represents and warrants to Parent as follows, each of which is true and correct in all material respects at the Closing, and which shall survive the Closing for the time period set forth in Article VII:
     4.1 Organization and Standing. TechniScan is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah. TechniScan has the requisite corporate authority to own and operate its properties and assets, and to carry on its business as currently conducted. TechniScan is presently qualified to do business as a foreign entity in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on TechniScan. True and accurate copies of the TechniScan Organizational Documents, each as in effect as of and at the Closing, have been delivered to Parent.
     4.2 Corporate Power. TechniScan has all requisite corporate power and authority to execute and deliver this Agreement (and other agreements contemplated hereby) and to carry out and perform its other obligations hereunder.
     4.3 Authorization. All corporate action on the part of TechniScan and its shareholders, as applicable, necessary for: (a) the authorization, execution and delivery of this Agreement; and (b) the performance of TechniScan’s obligations hereunder, has been taken. This Agreement has been duly executed by TechniScan and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of TechniScan, except: (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
     4.4 Subsidiaries. TechniScan does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than.
     4.5 Noncontravention. The execution and delivery of this Agreement by TechniScan, and TechniScan’s performance of and compliance with the terms hereof, and the consummation of the Merger and the other transactions contemplated hereby, will not: (a) result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under the TechniScan Organizational Documents; (b) result in any material violation, breach or default, be materially in conflict with or constitute, with or without the passage of time or giving of notice, a material default under any TechniScan Material Agreement; (c) require any consent or waiver under any TechniScan Material Agreement (other than any consents or waivers that have been obtained); (d) conflict with or violate in any material respect any Law applicable to the Acquired Entities or by which any property or asset of the Acquired Entities is bound or affected; (e) result in the creation of any Lien upon any of the properties or assets of any Acquired Entity (other than Permitted Liens); (f) trigger any right of cancellation, termination or acceleration under any TechniScan Material Agreement; (g) create any right of payment (in cash, equity securities or other property) in any other Person; or (h) result in a Material Adverse Effect on TechniScan.
     4.6 Capitalization. The authorized capital stock of TechniScan consists of 150,000,000 shares of common stock, par value $.001 per share. No shares of preferred stock are authorized to be issued. As of immediately prior to the Effective Time, there will be approximately 86,000,000 shares of TechniScan Common Stock issued and outstanding and options to purchase an additional 12,365,968 shares of TechniScan Common Stock issued and outstanding. All the issued and outstanding shares of TechniScan Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company. With the exception of the options to purchase TechniScan Common Stock set forth above, which options shall be converted into the right to receive options to purchase Parent Common Stock at the Effective Time, TechniScan does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. As of the Closing Date, there are no existing voting trusts or similar agreements to which TechniScan is a party with respect to the voting of the capital stock of TechniScan. TechniScan holds no shares of its capital stock in its treasury.

     4.7 Financial Statements. All of the financial statements referred to in this Section 4.7 are hereinafter collectively referred to as the “TechniScan Financial Statements.”
          (a) The audited consolidated balance sheet of TechniScan as of December 31, 2008 and 2007, and the related audited consolidated statement of operations, statement of stockholders’ equity, and statement of cash flows of TechniScan for the year ended December 31, 2008 and 2007, including all notes thereto, accompanied by the independent auditor’s report thereon; and
          (b) The unaudited consolidated balance sheet (the “Balance Sheet”) of TechniScan as of June 30, 2009 (the “Balance Sheet Date”), and the related unaudited consolidated statement of operations, statement of stockholders’ equity, and statement of cash flows of TechniScan for the six month period ended June 30, 2009.
     Except as otherwise noted therein, the TechniScan Financial Statements, together with the notes thereto (if any) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, except that the unaudited TechniScan Financial Statements may not contain all footnotes required by GAAP. The TechniScan Financial Statements, together with the notes thereto (if any) fairly present in all material respects the consolidated financial condition, results of operations and cash flow of the Acquired Entities, as the case may be, as of the dates and for the periods indicated therein, subject to normal year-end audit adjustments, which shall not be material, in the case of unaudited TechniScan Financial Statements. No event has occurred and nothing has come to the attention of the Acquired Entities to indicate that the TechniScan Financial Statements did not fairly present in any material respect the consolidated financial condition, results of operations and cash flow of the Acquired Entities, as the case may be, as of the dates and for the periods indicated therein. The Acquired Entities do not have any liabilities of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, other than: (a) debts, liabilities or obligations that are reflected, reserved for or disclosed in the TechniScan Financial Statements; (b) debts, liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date; (c) debts, liabilities or obligations arising in the ordinary course of business under any written contract by which any of the Acquired Entities is bound, excluding liabilities based upon any breach or default of such contracts by the Acquired Entities; (d) liabilities for Transaction Expenses; and (e) debts, liabilities or obligations disclosed in the TechniScan Financial Statements.
     4.8 Absence of Certain Changes or Events. Since June 30, 2009, except as contemplated by this Agreement or incident to the transactions contemplated hereby: (a) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on TechniScan; and (b) the Acquired Entities have conducted their business only in the ordinary course consistent with past practices. No Acquired Entity has taken any steps to seek protection pursuant to any bankruptcy Law nor does any Acquired Entity have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy Proceedings or of any fact that would reasonably lead a creditor to do so. The Acquired Entities, taken as a whole, are not Insolvent, nor will the Acquired Entities, taken as a whole, be Insolvent after giving effect to the transactions contemplated hereby to occur at the Closing (other than as a result of any facts or circumstances relating to Parent or Merger Sub).

     4.9 Material Agreements.
          (a) Each written material agreement of the Acquired Entities is hereinafter referred to as a “TechniScan Material Agreement.” The applicable Acquired Entity, and, to the Acquired Entities’ Knowledge, each other party thereto, has in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non performance), and the Acquired Entities have received no written notice of breach or default and are not in breach or default (with due notice or lapse of time or both), under any TechniScan Material Agreement which would permit termination, modification or acceleration of payment or performance under any TechniScan Material Agreement. The Acquired Entities have no Knowledge of any breach or termination, or anticipated breach or termination, by the other party to any TechniScan Material Agreement.
          (b) Each of the TechniScan Material Agreements is in full force and effect, and is a legal, binding and enforceable obligation of or against the parties thereto, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Neither TechniScan nor any of its Subsidiaries, as applicable, has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any TechniScan Material Agreement.
     4.10 Intellectual Property.
          (a) The Intellectual Property that the Acquired Entities own or license for use (with a right of sublicense), including invention disclosures and patents and patent applications, trademark applications and registrations, copyright registrations, and domain name registrations is hereinafter referred to as (“TechniScan Intellectual Property”). The Acquired Entities own all right, title and interest in and to or otherwise have the exclusive right to fully commercialize all TechniScan Intellectual Property free and clear of all Liens. To the Acquired Entities’ Knowledge, no products within TechniScan Intellectual Property, infringe on the subsisting Intellectual Property rights of others. No claim is pending or, to the Acquired Entities’ Knowledge, threatened alleging infringement of Intellectual Property rights of others from the use, manufacture or sale of any material products or services by any Acquired Entity. No claim is pending or, to the Acquired Entities’ Knowledge, threatened challenging the complete and exclusive ownership of or the right to use the TechniScan Intellectual Property by the Acquired Entities, or alleging that any other Person has any claim of legal or beneficial ownership with respect thereto. No claim is pending or, to the Acquired Entities’ Knowledge, threatened challenging, terminating, amending, or affecting the interest of the Acquired Entities in the TechniScan Intellectual Property. No claim is pending or, to the Acquired Entities’ Knowledge, threatened challenging the validity, enforceability or use of the TechniScan Intellectual Property. No loss or expiration of any registration relating to the TechniScan Intellectual Property is pending or, to the Acquired Entities’ Knowledge, threatened. No TechniScan Intellectual Property is involved in any interference, reissue, reexamination, opposition or cancellation Proceeding or any other material litigation or proceeding of any kind in the United States or in any other jurisdiction. The Acquired Entities have taken all necessary and reasonable actions to maintain and protect the TechniScan Intellectual Property that it owns, licenses or uses, including, if and when applicable and required, the secrecy or confidentiality thereof, which action may be taken by the Acquired Entities and, to the Acquired Entities’ Knowledge, the TechniScan Intellectual Property is currently in compliance in all material respects with all applicable legal requirements (including timely payment of filing, examination, maintenance and legal fees) necessary to protect the TechniScan Intellectual Property. Furthermore, to the Acquired Entities’ Knowledge, owners of any material Intellectual Property licensed to the Acquired Entities have taken all necessary and reasonable actions to maintain and protect the Intellectual Property that is the subject of such licenses. Except for any license implied by the sale of a product and licenses for generally available software programs: (a) there are no outstanding options, licenses or other agreements relating to the TechniScan Intellectual Property; and (b) no Acquired Entity is bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other Person. No Acquired Entity is in violation in any material respect of any license, sublicense, or other agreements to which it is a party or otherwise bound relating to any Intellectual Property. No Acquired Entity is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as presently conducted. There are no agreements, instruments, contracts, judgments, orders or decrees to which any Acquired Entity is a party or by which it is bound that involve indemnification by such Acquired Entity with respect to infringements of Intellectual Property. To the Acquired Entities’ Knowledge, all registrations of the TechniScan Intellectual Property owned by or on behalf of any Acquired Entity are valid and in full force and effect, and no applications to Governmental Authorities for the registration of such TechniScan Intellectual Property that have been filed by or on behalf of any Acquired Entity within the past two (2) years have been rejected. To the Acquired Entities’ Knowledge, no other Person is infringing, misappropriating, diluting or otherwise misusing the TechniScan Intellectual Property in any manner that would be material to the business of the Acquired Entities. None of the Acquired Entities has put any other Person on notice of any such infringement, misappropriation, dilution or misuse.
          (b) Each confidentiality agreement between an Acquired Entity and each current officer, employee, independent contractor or consultant of such Acquired Entity remains in full force and effect pursuant to its terms. To the Acquired Entities’ Knowledge, no officer or employee or consultant is in violation of such agreement or of any prior employee contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, any Acquired Entity, and, to the Acquired Entities’ Knowledge, the continued employment by each Acquired Entity of its present employees, and the performance of its contracts with its independent contractors, will not result in any such violation. Neither the execution or delivery of this Agreement, nor the carrying on of any Acquired Entity’s business by the employees and independent contractors of such Acquired Entity, nor the conduct of such Acquired Entity’s business as now conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, written covenant or instrument under which any such employee or independent contractor is now obligated and of which any Acquired Entity has Knowledge. No Acquired Entity has received any written notice alleging that any such violation has occurred.
          (c) The consummation of the Merger will not materially and adversely affect any rights of the Surviving Entity or its Subsidiaries to use any TechniScan Intellectual Property or the Acquired Entities’ right, title and interest in and to the TechniScan Intellectual Property.
          (d) No current or former TechniScan employee, independent contractor or consultant has any rights in or to any TechniScan Intellectual Property by virtue of or relating to his, her or its employment or engagement by TechniScan. Except for inventions previously assigned to the Acquired Entities, it will not be necessary to utilize any Intellectual Property of any of employees, independent contractors or consultants of the Acquired Entities made prior to their employment or engagement by the Acquired Entities for the conduct of the business of TechniScan as presently conducted and as presently proposed to be conducted.
     4.11 Title to Properties and Assets; Liens. The Acquired Entities have good and marketable title to their respective properties and assets, and have good title to all their respective leasehold interests, in each case subject to no Lien, other than: (a) Liens for current Taxes: (i) not yet due and payable; and (ii) provided for on the applicable financial statements or incurred in the ordinary course of business consistent with past practices after the Balance Sheet Date; and (b) de minimis Liens and defects in title which do not in any case, individually or in the aggregate, materially detract from the value, continued ownership, use or operation of the properties and assets subject thereto, or materially impair the business operations of the owner or lessee thereof, and that have not arisen otherwise than in the ordinary course of business consistent with past practices (the “Permitted Liens”). With respect to the property and assets it leases, each Acquired Entity is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens other than Permitted Liens. Each Acquired Entity’s properties and assets are in good condition and repair in all material respects, subject to ordinary wear and tear and routine maintenance. The Acquired Entities do not currently own, and have never owned, any real property.
     4.12 Compliance with Laws. To the best of TechniScan’s Knowledge, each Acquired Entity is in compliance in all material respects with all Laws to which it is subject or by which it or any of its properties or assets are bound.
     4.13 Litigation. There is no material Proceeding pending or, to any Acquired Entity’s Knowledge, threatened against or affecting any Acquired Entity or its properties or rights before any court or arbitrator or by or before any other Governmental Authority, including, without limitation, any Proceeding relating to or affecting any of the transactions contemplated by this Agreement. No Acquired Entity is a party or subject to, and none of its respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no Proceeding initiated by any Acquired Entity currently pending or which any Acquired Entity currently intends to initiate.
     4.14 Governmental Consents. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any Acquired Entity is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except the filing of the Certificate of Merger with the Division.
     4.15 Permits. Each Acquired Entity has all material franchises, permits, licenses, and any similar authority of any Governmental Authority necessary for the conduct of its business as now being conducted by it. No Acquired Entity is in default in any material respect under any of such franchises, permits, licenses, or other similar authority of any Governmental Authority.
     4.16 Brokers or Finders. No Acquired Entity has engaged any brokers, finders or agents, and no Acquired Entity has incurred, or will incur, directly or indirectly, as a result of any action taken by such Acquired Entity or any of its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.
     4.17 Tax Returns and Payments. Except for matters that would not individually or in the aggregate have a material Adverse Effect: (a) all Tax Returns required to have been filed by TechniScan and each Subsidiary of TechniScan, have been timely filed (taking into account any extension of time to file granted or obtained) for all taxable periods; (b) all Taxes shown to be payable on such Tax Returns have been paid when due or, if not yet due, will be timely paid; (c) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against TechniScan or any Subsidiary of TechniScan that has not been satisfied by payment, settled or withdrawn; (d) there are no Tax liens on any assets of TechniScan or any Subsidiary of TechniScan; and (e) all Tax Returns filed are true and complete in all material respects and accurately reflect the liability of the Taxes of TechniScan and each Subsidiary of TechniScan, as the case may be.
     4.18 Employees. The employment of each employee of an Acquired Entity is terminable at will. No employee of any Acquired Entity has been granted the right to continued employment by such Acquired Entity or to any material compensation following termination of employment with such Acquired Entity. No Acquired Entity is in default with respect to any obligation to any of its employees in any material respect. No employee of any Acquired Entity is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to the Acquired Entities’ Knowledge, threatened dispute involving any Acquired Entity and any employee or group of its employees. Each Acquired Entity has complied and is currently complying in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours.

     4.19 Employee Benefit Plans. To the best of TechniScan’s Knowledge, it is in compliance in all material respects with any Employee Benefit Plans it may currently sponsor, maintain or contribute to.
     4.20 Obligations of Management. Each officer of an Acquired Entity is currently working full time in the conduct of the business of such Acquired Entity. No Acquired Entity has Knowledge that any officer of such Acquired Entity is planning to work less than full time in the future. To the Acquired Entities’ Knowledge, no officer is currently working or plans to work for a competitive enterprise, whether or not such officer is or will be compensated by such enterprise, or is planning to leave the employ of any Acquired Entity.
     4.21 Obligations to Related Parties. Other than transactions between or among the Acquired Entities, there are no loans, leases, agreements, commitments or other continuing transactions between any Acquired Entity and: (a) any executive, officer, director or manager of any Acquired Entity or any member of any such Person’s Immediate Family; (b) any Person that owns more than ten percent (10%) of the equity securities of TechniScan or any member of any such Person’s Immediate Family; or (c) any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing Persons (each such Person identified in (a), (b) or (c), a “Related Person”). To the Acquired Entities’ Knowledge, no Related Person has any direct or indirect ownership interest in any Person with which any Acquired Entity has a business relationship or any Person that competes with any Acquired Entity, except in connection with the ownership of securities of publicly-traded companies (but not exceeding two percent (2%) of the outstanding capital stock or other securities of any such company). To the Acquired Entities’ Knowledge, no Related Person has, directly or indirectly, any financial interest in any material contract with any Acquired Entity (other than such contracts as relate to any such person’s ownership of equity securities of TechniScan or employment by TechniScan). No Acquired Entity is a guarantor or indemnitor of any Indebtedness of any other Person.
     4.22 Environmental Laws. Each Acquired Entity is in compliance in all material respects with all applicable Environmental Laws. There is no environmental litigation or other environmental Proceeding pending or, to the Acquired Entities’ Knowledge, threatened by any Governmental Authority or others with respect to the business of the Acquired Entities. To the Acquired Entities’ Knowledge, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by any Acquired Entity or that may otherwise materially and adversely affect the Acquired Entities. To the Acquired Entities’ Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by any Acquired Entity in violation of any applicable Environmental Laws, where the effect of such violations, individually or in the aggregate, could reasonably result in a material capital expenditure by any Acquired Entity or that may otherwise be expected to have a Material Adverse Effect on TechniScan.
     4.23 Internal Controls. The books and records of the Acquired Entities are maintained in compliance in all material respects with all applicable legal and accounting requirements and in a manner that allows the Acquired Entities to present fairly in all material respects the Acquired Entities’ results of operations and financial condition in accordance with GAAP. The Acquired Entities have disclosed to TechniScan’s outside auditors: (a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Acquired Entities’ ability to record, process, summarize and report financial data; and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Entities’ internal controls over financial reporting.
     4.24 Customers and Suppliers. Neither TechniScan nor any of its Subsidiaries is involved in any material claim or controversy with any of its customers or suppliers.

     4.25 Products; Product Warranties; Product Liability. To the Acquired Entities’ Knowledge, no Acquired Entity has committed any act or made any omission that could reasonably be expected to result in, nor do any facts or circumstances exist which could reasonably be expected to give rise to: (a) any product liability claims not covered by insurance (other than customary deductibles or self-retention amounts under such insurance policies); (b) any costs (individually or in the aggregate) to cure any breach of warranty or failure to meet product or service specifications; or (c) any other product liability or warranty claims that would have a material and adverse effect on the business, operations or condition of the Acquired Entities taken as a whole. No Acquired Entity has received any unresolved written claims alleging breach of product warranty or any injury to persons or property arising from any sale of goods or any related products or services which have ever been sold through any Acquired Entity (“Products”). No Acquired Entity has received any written notice or otherwise has Knowledge of any claim that it is under any liability with respect to the return of Products other than in the ordinary course of business consistent with past practice.
     4.26 Absence of Certain Commercial Practices. Neither the Acquired Entities nor any officer, director, employee, trustee, agent or representative of any of the foregoing, nor any Person acting on behalf of any of the foregoing, has given or agreed to give any: (a) individual gift or similar benefit to any customer, supplier, Governmental Authority (including any governmental employee or official) or any other Person who is or may be in a position to help, hinder or assist the Acquired Entities or the Person giving such gift or benefit in connection with any actual or proposed transaction relating to the Acquired Entities’ businesses, which gifts or similar benefits would individually or in the aggregate subject the Acquired Entities or any officer, director, employee, agent or representative thereof to any criminal Proceeding or violation of Law; (b) receipts from or payments to any governmental officials, physicians or employees in violation of Law; (c) bribes or kick backs; or (d) any receipts or disbursements in connection with any unlawful boycott. The Acquired Entities have not made any direct or indirect unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.
     4.27 Disclosure. No representation or warranty of TechniScan in this Article IV, or in any certificate furnished or to be furnished by TechniScan to Parent pursuant hereto, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the Current SEC Reports, Parent, Merger Sub and Parent Shareholder jointly and severally represent and warrant to TechniScan as follows, each of which is true and correct in all material respects at the Closing, and which shall survive the Closing for the time period set forth in Article VII. Unless the context otherwise requires, references in this Article V to “Parent” shall be treated as a reference to Parent and Merger Sub, taken as a whole.
     5.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah. Each of Parent and Merger Sub has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Parent is presently qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. True and accurate copies of Parent’s and Merger Sub’s Organizational Documents, each as in effect as of the Closing, have been delivered to TechniScan.

     5.2 Corporate Power. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement (and other agreements contemplated hereby) and to carry out and perform its other obligations hereunder.
     5.3 Authorization. All corporate action on the part of each of Parent and Merger Sub, and their respective Boards of Directors and shareholders, as applicable, necessary for the: (a) due authorization, execution and delivery of this Agreement; and (b) performance of all obligations of Parent and Merger Sub hereunder has been taken. The approval of Parent’s shareholders is not required for approval and adoption of this Agreement. This Agreement has been duly executed by each of Parent, Merger Sub and Parent Shareholder, and assuming the due authorization, execution and delivery by TechniScan, constitutes and will constitute a valid and legally binding obligation of each of Parent, Merger Sub and Parent Shareholder, except: (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
     5.4 Authorized Securities. The shares of Parent Common Stock issuable pursuant to Article III of this Agreement (the “Merger Shares”) have been duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of shareholders.
     5.5 Noncontravention. The execution and delivery of this Agreement by Parent and Merger Sub, and Parent and Merger Sub’s performance of and compliance with the terms hereof, and the consummation of the Merger and the other transactions contemplated hereby, will not: (a) result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under the Parent or Merger Sub Organizational Documents; (b) conflict with or violate in any material respect any Law applicable to Parent or Merger Sub; (c) create any right of payment (in cash, equity securities or other property) in any other Person; or (d) result in a Material Adverse Effect on Parent or Merger Sub.
     5.6 Capitalization. The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock, 9,000,000 of which are issued and outstanding. The Parent Common Stock has the rights, preferences, privileges and restrictions set forth in the Parent Organizational Documents and under the Laws of the State of Delaware. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free of any restrictions on transfer, except for transfer restrictions of the federal and state securities Laws. The issued and outstanding shares of Parent Common Stock were not issued in violation of the preemptive rights of any Person or any agreement by which Parent was bound at the time of issuance. The Parent Common Stock constitutes the only class of equity securities of Parent registered under the Exchange Act.
     5.7 SEC Reports; Financial Statements. Parent has duly filed all required registration statements, reports, certifications, schedules, forms, statements and other documents (including amendments, supplements, exhibits and all other information incorporated by reference) required to be filed by it with the SEC under the Securities Act or the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, from the date Parent became obligated to make such filings (the foregoing materials (together with any materials filed by Parent under the Securities Act or the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. At the time filed (and, in the case of registration statements, proxy statements and information statements, at the dates of effectiveness and mailing, respectively): (a) the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as the case may be; and (b) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent (including the related notes) included in the SEC Reports at the time filed (and, in the case of registration statements and proxy statements, at the dates of effectiveness and mailing, respectively) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at such time. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial condition, results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein, subject, in the case of unaudited statements, to normal, year-end audit adjustments. All material agreements to which Parent or Merger Sub was a party or to which the property or assets of Parent or the Merger Sub were subject are included as part of or specifically identified in the SEC Reports.
     5.8 Compliance with Laws. Neither Parent nor Merger Sub is in material violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound. Neither Parent nor Merger Sub is in material violation of any provision of any Law.
     5.9 Litigation. There is no material Proceeding pending or, to Parent’s Knowledge, threatened against or affecting Parent, Merger Sub or any of their respective properties or rights before any court or arbitrator or by or before any other Governmental Authority, including, without limitation, any Proceeding relating to or affecting any of the transactions contemplated by this Agreement. Neither Parent nor Merger Sub is party or subject to, and none of their respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no Proceeding initiated by Parent or Merger Sub currently pending or which Parent or Merger Sub intends to initiate.
     5.10 Governmental Consents. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of Parent or Merger Sub is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except: (a) the qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer, issuance and sale of the shares of Parent Common Stock under applicable federal and state securities Laws; and (b) the filing of the Articles of Merger with the Division.
     5.11 Permits. Parent has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it. Parent is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.
     5.12 Brokers or Finders. Neither Parent nor Merger Sub has engaged any brokers, finders or agents, and Parent and Merger Sub have not incurred, and will not incur, directly or indirectly, as a result of any action taken by Parent, Merger Sub or any of their affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.
     5.13 Tax Returns and Payments. Except for matters that would not individually or in the aggregate have a Material Adverse Effect: (a) all Tax Returns required to have been filed by Parent and each Subsidiary of Parent, have been timely filed (taking into account any extension of time to file granted or obtained) for all taxable periods; (b) all Taxes shown to be payable on such Tax Returns have been paid when due or, if not yet due, will be timely paid; (c) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against Parent or any Subsidiary of Parent that has not been satisfied by payment, settled or withdrawn; (d) there are no Tax liens on any assets of Parent or any Subsidiary of Parent

(other than Permitted Encumbrances); and (e) all Tax Returns filed are true and complete in all material respects and accurately reflect the liability of the Taxes of Parent and each Subsidiary of Parent, as the case may be.
     5.14 Employee Benefit Plans. Parent and Merger Sub do not sponsor, maintain or contribute to any Employee Benefit Plans.
     5.15 Obligations to Related Parties. There are no loans, leases, agreements, understandings, commitments or other continuing transactions between Parent and: (a) any executive officer or director of Parent or any member of any such Person’s Immediate Family; (b) any shareholder of Parent or member of any such Person’s Immediate Family; or (c) any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing Persons (each such Person identified in (a), (b) or (c), a “Parent Related Person”). No Parent Related Person has any direct or indirect ownership interest in any Person with which Parent has a business relationship, or any Person that competes with Parent, except in connection with the ownership of stock of publicly-traded companies (but not exceeding two percent (2%) of the outstanding capital stock or other equity securities of any such company). No Parent Related Person has, directly or indirectly, any financial interest in any Parent Material Agreement (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Parent or employment by Parent). Parent is not a guarantor or indemnitor of any Indebtedness of any other Person.
     5.16 Environmental Laws. Parent is in compliance in all material respects with all applicable Environmental Laws. There is no environmental litigation or other environmental Proceeding pending or, to Parent’s or Parent Shareholder’s Knowledge, threatened by any Governmental Authority or others with respect to the business of the Acquired Entities. To Parent’s and Parent Shareholder’s Knowledge, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by any Acquired Entity or that may otherwise materially and adversely affect Parent. To Parent’s and Parent Shareholder’s Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by Parent or Parent Shareholder in violation of any applicable Environmental Laws, where the effect of such violations, individually or in the aggregate, could reasonably result in a material capital expenditure by Parent or that may otherwise be expected to have a Material Adverse Effect on Parent.
     5.17 No Assets; No Liabilities. Notwithstanding any disclosure in the SEC Reports, Parent will not own immediately prior to the Effective Time, any assets of any kind or nature (including, without limitation, tangible and intangible, personal and real property). Parent is not involved in the operation of any business or property and has not been involved in the operation of any business or property at any time since September 15, 2009. Notwithstanding any disclosure in the SEC Reports, Parent will not have immediately prior to the Effective Time, any direct or indirect liability, Indebtedness or obligation of any kind or nature (including without limitation, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due).
     5.18 Operations of Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no assets of any kind or nature (including, without limitation, tangible and intangible, personal and real property) other than minimal paid-in capital and has no liabilities or obligations of any kind or character whatsoever (including, without limitation, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due).
     5.19 Trading Matters. The Parent Common Stock is quoted on the OTCBB under the symbol “CLLO.OB,” and Parent is in compliance in all material respects with all rules and regulations of the OTCBB applicable to it and the Parent Common Stock. There is no action or Proceeding pending or, to Parent’s

Knowledge, threatened against Parent by Nasdaq Stock Market, Inc. or NASD, Inc. with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on the OTCBB.
     5.20 Disclosure. No representation or warranty of Parent, Merger Sub and/or Parent Shareholder in this Article V, or in any certificate furnished or to be furnished by Parent, Merger Sub and/or Parent Shareholder to TechniScan pursuant hereto, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Tax-Free Reorganization. The Parties intend that each of Parent, Merger Sub and TechniScan shall use its respective commercially reasonable efforts to cause the Merger and the transactions contemplated thereby to qualify as one transaction governed by Section 368 of the Code and will not take any actions that would reasonably be expected to cause the Merger to not so qualify. No action that was contemplated by this Agreement or other agreements contemplated hereby shall be considered a breach of this Section 6.1. For purposes of the foregoing, this Agreement shall constitute a plan of reorganization.
     6.2 Transaction Form 8-K; Other Filings. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent will prepare and file a current report on Form 8-K (the “Transaction Form 8-K”) and any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal or blue sky or related Laws relating to the execution of this Agreement and the consummation of the Merger, as well as under regulations of or as required by the OTCBB and such Governmental Authorities as may require the filing of such other filings. TechniScan will work together with Parent as promptly as practicable to prepare the Transaction Form 8-K and other filings referred to above and provide Parent whatever information is necessary to accurately complete such filings in a timely manner.
     6.3 Parent Directors. Parent shall take such actions as may be required to cause: (a) the resignation and removal of the current members of its Board; (b) the authorized number of directors on Parent’s Board to be set at seven (7); and (c) the election or appointment of the Director Nominees as the members of Parent’s Board, each of the foregoing actions in this Section 6.03 to be effective as of the Effective Time, or, if later, the earliest date consistent with Law. Each Director Nominee shall serve as a director for a term expiring at Parent’s next annual meeting of shareholders following the Closing Date and until his or her successor is elected and qualified. “Director Nominees” means the current members of the Techniscan Board as of the Effective Time.
     6.4 Parent Officers. Parent shall take such actions as may be required to cause the resignation or removal of Parent’s current officers and the election of TechniScan’s officers as Parent’s officers, each of the foregoing actions in this Section 6.4 to be effective as of the Effective Time.
     6.5 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to the Closing to be satisfied by it and to consummate and make effective the transactions contemplated by this Agreement, in the most expeditious manner practicable, including, without limitation: (a) obtaining from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary or may be required for or as a result of the consummation of the transactions contemplated by this Agreement; and (b) promptly making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement or the transactions contemplated hereby required under applicable Law. Each of the parties shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby. In connection therewith, if any administrative or judicial action or Proceeding is instituted (or threatened to be instituted) challenging such transactions, and if, by mutual agreement, the parties decide that litigation is in their best interests, each party shall cooperate and use commercially reasonable efforts vigorously to contest and resist any such action or Proceeding and to have vacated, lifted, reversed, or overturned any order that is in effect and that prohibits, prevents or restricts consummation of such transactions. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.
     6.6 Notices and Consents. Each of Parent, Merger Sub and TechniScan will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third party consents required pursuant to any Laws in connection with the Merger and the transaction contemplated hereby.
     6.7 Intentionally Left Blank.
     6.8 Post-Closing Restructuring. Immediately after the Effective Time, Parent shall cause the Surviving Entity to be merged with and into Parent, with Parent as the surviving entity in such short-form merger. In connection therewith, Parent shall change its name to TechniScan, Inc., and the Bylaws of the Surviving Entity shall be the Bylaws of the surviving entity in such short-form merger until thereafter amended in accordance with Delaware Law.
     6.9 TechniScan Shareholder Approval. Prior to the Closing, a majority of the issued and outstanding shares of TechniScan Common Stock shall have approved this Agreement, the Merger and the transaction contemplated hereby as required pursuant to applicable Law.
     6.10 Notice of Developments. Each party will give prompt written notice to the others of: (a) any adverse development causing a breach of any of its own representations and warranties contained herein; and (b) any fact, condition or change that such party reasonably believes, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect.
ARTICLE VII
INDEMNIFICATION
     7.1 Survival; Timing of Claims. The representations and warranties of Parent, Merger Sub, Parent Shareholder and TechniScan contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing, and for an additional six month period immediately subsequent to the Closing. Any and all claims for indemnification pursuant to Section 7.2 must be made in writing on or before the end of such six month period for indemnification to be available therefor.
     7.2 Indemnification.
          (a) Subject to the provisions of this Article VII, Parent Shareholder hereby agrees to indemnify and hold harmless TechniScan and its successors hereunder and, as applicable, their officers, directors, agents and representatives (each, a “TechniScan Indemnified Party”) from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) (“Damages”) relating to or arising out of a breach of any representation, warranty or covenant provided by Parent, Merger Sub and/or Parent Shareholder hereunder.
          (b) Subject to the provisions of this Article VII, TechniScan hereby agrees to indemnify and hold harmless Parent Shareholder from and against any and all Damages relating to or arising out of a breach of any representation, warranty or covenant provided by TechniScan hereunder.

     7.3 Sole Remedy. The parties acknowledge and agree that, in lieu of any other rights and remedies to which they would otherwise be entitled, the rights of the parties under this Article VI shall be the sole and exclusive remedy of the parties for any and all breaches of the representations, warranties and covenants of the parties set forth herein or for any other liability or obligation of the parties arising out of this Agreement or the transactions contemplated hereby; provided, however: (a) the foregoing shall not apply in the case of a party seeking injunctive relief; and (b) no party shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent: (i) such rights, claims, causes of action or remedies may not be waived under applicable Laws; or (ii) fraud or intentional misrepresentation is proven on the part of a party by another party hereto.
     7.4 Mitigation. The parties shall use all commercially reasonable efforts and shall consult and cooperate with each other with a view towards mitigating any Damages that may give rise to claims for indemnification under this Article VII. Without limiting the generality of the foregoing, the Indemnified Party shall use commercially reasonable efforts to recover any Damages by exhausting any available remedies against insurers and other third parties.
     7.5 Waiver of Damage. In no event shall any party be liable to any other party for punitive, exemplary, special, incidental or consequential damages or the like, including damages for loss of revenue, loss of profits, business interruption, cost of capital or loss of business reputation or opportunity, relating to any claim arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort, strict liability or any other legal or equitable principle, other than indemnification of amounts paid or payable to third parties in respect of any third party claim for which indemnification is required hereunder.
     7.6 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification hereunder based upon breach of representations, warranties, or covenants will not be affected by any investigation conducted, or knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing, by the party seeking indemnification with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, or covenant.
ARTICLE VIII
MISCELLANEOUS
     8.1 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their heirs, personal representatives and permitted successors and assigns. None of the parties to this Agreement may assign or otherwise transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other parties.
     8.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. A facsimile or e-mailed copy of an original written signature shall be deemed to have the same effect as an original written signature.
     8.3 Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be conclusively deemed to have been duly given: (a) when hand delivered to the other party; (b) upon receipt, when sent via email delivery of a “.pdf” format data file to the appropriate party at the email address set forth below; or (c) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 8.3, by giving the other party written notice of the new address in the manner set forth above.

If to Parent or the Surviving Entity:	Emilia Ochoa 771 Jamacha Road, suite 191 El Cajon, CA 92019 Email: castilloperfume@yahoo.com

with a copy (which shall not constitute notice) to:	Venture Vest Capital Corporation

Attention: Phil E. Ray Email: ventvest@aol.com

If to TechniScan:	TechniScan, Inc 3216 South Highland Drive, Suite 200 Salt Lake City, UT 84106 Attention: David Robinson Email: drobinson@techniscanmedical.com

with a copy (which shall not constitute notice) to:	Greenberg Traurig, P.A. 5100 Town Center Circle, Suite 400 Boca Raton, FL 33486 Attention: Jeffery Bahnsen Email: Bahnsenj@gtlaw.com
     8.4 Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by all parties to this Agreement and making specific reference to this Agreement.
     8.5 Enforceability; Severability. The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable Law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.
     8.6 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Utah, without reference to its choice of law rules.
     8.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY

WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     8.8 No Third Party Beneficiaries. This Agreement is made and entered into for the sole benefit of the parties hereto, and their permitted successors, assigns, heirs and personal representatives, and except for the provisions of Article VII to the extent they relate to the Parent Indemnified Parties or the TechniScan Indemnified Parties, no other Person shall have any right or action under this Agreement.
     8.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof. No party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.
     8.10 Waivers. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver by such party of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver by such party of the performance of any other act or an identical act required to be performed at a later date. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing.
     8.11 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and the language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. No rules of strict construction will be applied against any party.
     8.12 Expenses. Each party shall bear and pay all Transaction Expenses and other costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.
     8.13 Construction. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender (or the neuter) shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     8.14 Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that: (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of its own counsel with respect to this Agreement and the transactions contemplated hereby before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their counsel.
[Signatures begin on next page.]

     IN WITNESS THEREOF, this Agreement and Plan of Merger has been executed by the undersigned as of the day, month and year first above written.

TECHNISCAN, INC., a Utah corporation
By:	/s/ David Robinson
David Robinson
President & CEO

CASTILLO, INC., a Delaware corporation
By:	/s/ Emilia Ochoa
Emilia Ochoa
President

TECHNISCAN ACQUISITION, INC., a Utah corporation
By:	/s/ Emilia Ochoa
Emilia Ochoa
President

EMILIA OCHOA
/s/ Emilia Ochoa